Exhibit 21.0

                           Subsidiaries of Registrant



            Subsidiary                  State of Jurisdiction      Business Name

Enterprise Bank and Trust Company*          Massachusetts               same

Enterprise Realty Trust, Inc.**             Massachusetts               same

Enterprise Investment Services LLC**        Delaware          Enterprise Investment Services

Enterprise Insurance Services LLC**         Delaware          Enterprise Insurance Services

Enterprise (MA) Capital Trust I*            Delaware                    same



*   Direct subsidiary of Enterprise Bancorp, Inc.
**  Direct subsidiary of Enterprise Bank and Trust Company